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                                                                   EXHIBIT 12
                                                                   ----------


                                             NEWELL RUBBERMAID INC. AND SUBSIDIARIES
                                                   STATEMENT OF COMPUTATION OF
                                                RATIO OF EARNINGS TO FIXED CHARGES
                                                (in thousands, except ratio data)


                                                               Three Months Ended           Six Months Ended
                                                                    June 30,                    June 30,

                                                                 2000          1999        2000         1999
                                                                 ----          ----        ----         ----

                                                                         (In thousands, except ratio data)
       Earnings (loss) available to fixed charges:

            Income (loss) before income taxes                  $208,154      $49,270     $332,089       $(5,752)

            Fixed charges:
                 Interest expense                                33,988       24,440       61,837        49,701

                 Portion of rent determined to be
                   interest (1)                                   5,953        3,232       16,561        13,996
                 Minority interest in income of
                   subsidiary trust                               6,678        6,684       13,363        13,396

                 Eliminate equity in earnings of
                   unconsolidated entities                       (2,703)      (2,236)      (4,877)       (4,056)
                                                               --------      -------     --------       -------
                                                               $252,070      $81,390     $418,973       $67,285
                                                               ========      =======     ========       =======
            Fixed charges:
                 Interest expense                              $ 33,988      $24,440     $ 61,837       $49,701

                 Portion of rent determined to be
                   interest (1)                                   5,953        3,232       16,561        13,996

                 Minority interest in income of
                   subsidiary trust                               6,678        6,684       13,363        13,396
                                                               --------      -------     --------       -------
                                                               $ 46,619      $34,356     $ 91,761       $77,093
                                                               ========      =======     ========       =======
       Ratio of earnings (loss) to fixed charges                   5.41         2.37         4.57          0.87
                                                               ========      =======     ========       =======


     (1) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.

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